EXHIBIT 23.2



                      CONSENT OF THE INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Petrie Stores Corporation which is made part of the Registration Statement (Form S-4) and Prospectus of Toys "R" Us, Inc. for the registration of 43,700,000 shares of its common stock to be issued with respect to the transaction with Petrie Stores Corporation and to the incorporation by reference therein of our reports dated March 9, 1994, with respect to the consolidated financial statements and schedules of Tours "R" Us, Inc. included or incorporated by referenced in its Annual Report (From 10-K) for the year ended January 29, 1994 filed with the Securities and Exchange Commission.

                                       /s/ ERNST & YOUNG LLP

New York, New York
November 1, 1994